Exhibit 99.1

Cablevision Systems Corporation Announces $1.5 billion Debt Offering
CSC Holdings, Inc. Announces $500 million Debt Offering

BETHPAGE, N.Y.--(BUSINESS WIRE)-- March 29, 2004 -- Cablevision Systems Corporation (NYSE: CVC), today announced that it is planning an offering of an aggregate of $1.5 billion of senior notes to certain institutional investors in offerings exempt from the registration requirements of the Securities Act of 1933. CSC Holdings, Inc., a subsidiary of Cablevision Systems Corporation, also announced that it is planning a concurrent offering of $500 million of senior notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933.

Cablevision Systems Corporation intends to use the net proceeds from its offering to purchase shares of common stock in CSC Holdings. CSC Holdings intends to use a portion of the net proceeds from its offering along with the proceeds it receives from the sale of shares of its common stock to Cablevision Systems Corporation, to repay borrowings under its credit facility. CSC Holdings expects to reborrow the amount repaid under its credit facility, along with the net proceeds not used to repay borrowings under its credit facility, in the future to redeem all or a portion of two series of its senior subordinated debentures and its Series H and Series M preferred stock.

The senior notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes.

Cablevision Systems Corporation is one of the nation’s leading entertainment, media and telecommunications companies. In addition to its broadband, cable, Internet, telephone and satellite television offerings, the company owns and operates Rainbow Media Holdings LLC and its networks; Madison Square Garden and its teams; and, Clearview Cinemas. In addition, Cablevision operates New York’s famed Radio City Music Hall. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

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Contacts:	Charles Schueler Senior Vice President Media and Community Relations (516) 803-1013	Frank J. Golden Senior Vice President Investor Relations (516) 803-2270